Exhibit 99.1

For More Information

Investor Contacts:

Barry Zwarenstein

CFO, Senior Vice President

SMART Modular Technologies

510-624-8134

Barry.Zwarenstein@smartm.com

SMART Modular Technologies (WWH), Inc. Announces Acquisition by Silver Lake

NEWARK, California (August 26, 2011) — SMART Modular Technologies (WWH), Inc. (“SMART”) (NASDAQ:SMOD), today announced that all conditions precedent to the previously announced merger were satisfied to proceed with the acquisition of SMART by investment funds managed by Silver Lake Partners and Silver Lake Sumeru.

On August 12, 2011, SMART’s shareholders approved the going-private transaction at an extraordinary general meeting of shareholders. Pursuant to the definitive merger agreement among SMART, Saleen Acquisition, Inc. (“Merger Sub”) and Saleen Holdings, Inc. (“Parent”), dated as of April 26, 2011, SMART shareholders will receive $9.25 per share in cash, for each ordinary share they own immediately prior to the effective time of the merger (other than shares owned by SMART as treasury shares, by Parent or Merger Sub or by any subsidiary of the Company and shares held by any shareholders who are entitled to and who properly exercise appraisal and dissention rights under Cayman Islands law).

On August 26, 2011 after all conditions precedent to the merger were satisfied, the plan of merger was filed with the Registrar of Companies of the Cayman Islands. Pursuant to the terms of the plan of merger, the effective time of the merger will be 3:00PM PDT on August 26, 2011. SMART’s ordinary shares will cease trading on The NASDAQ Global Select Market at the close of market today and will be delisted.

About SMART Modular Technologies (WWH), Inc.

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, enterprise, industrial, networking, gaming, telecommunications, defense, aerospace and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. SMART also offers high performance, high capacity solid state drives, or SSDs, for enterprise, defense, aerospace, industrial automation, medical, and transportation markets. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information